Exhibit 99.3

        Offer to Exchange

11 7/8% Senior Notes due March 1, 2010,
which are not registered under the Securities Act of 1933,
for any and all outstanding
11 7/8% Senior Notes due March 1, 2010,
which have been registered under the Securities Act of 1933,

of

FAIRPOINT COMMUNICATIONS, INC.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON            ,
2003, UNLESS EXTENDED (THE "EXPIRATION DATE"). ORIGINAL NOTES TENDERED IN THE
EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK
CITY TIME, ON THE EXPIRATION DATE.

To Registered Holders and The Depository Trust Company Participants:

        We are enclosing herewith the materials listed below relating to the offer by FairPoint Communications, Inc., a Delaware corporation (the "Issuer"), to exchange its 11 7/8% Senior Notes due March 1, 2010, which have been registered under the Securities Act of 1933 (the "New Notes"), for a like principal amount of its issued and outstanding 11 7/8% Senior Notes due March 1, 2010, which are not registered under the Securities Act of 1933 (the "Original Notes"), upon the terms and subject to the conditions set forth in the Issuer's Prospectus, dated [            ], 2003 (the "Prospectus"), and the related Letter of Transmittal (which, together with the Prospectus, constitute the "Exchange Offer").

        Enclosed herewith are copies of the following documents:

  1.
  Prospectus;

  2.
  Letter of Transmittal;

  3.
  Notice of Guaranteed Delivery; and

  4.
  Letter which may be sent to your clients for whose account you hold Original Notes in your name or in the name of your nominee, with space provided for obtaining such client's instruction with regard to the Exchange Offer.

        We urge you to contact your clients promptly. Please note that the Exchange Offer will expire on 5:00 p.m., New York City time, on the Expiration Date unless extended.

        The Exchange Offer is not conditioned upon any minimum number of Original Notes being tendered.

        The Issuer will not pay any fee or commissions to any broker or dealer or to any other persons (other than the Exchange Agent for the Exchange Offer) in connection with the solicitation of tenders of Original Notes pursuant to the Exchange Offer. The Issuer will pay or cause to be paid any transfer taxes payable on the transfer of Original Notes to it, except as otherwise provided in Instruction 11 of the enclosed Letter of Transmittal.

        Additional copies of the enclosed material may be obtained from the Exchange Agent.